Exhibit 99.1

Unless the context otherwise requires, references to:

•	“Talos,” “we,” “us,” “our,” or the “Company,” refer to Talos Energy Inc., a Delaware corporation, and its subsidiaries;

•	“Talos Production” refer to Talos Production Inc., a Delaware corporation and subsidiary of Talos Energy Inc.;

•	“SEC” refer to the U.S. Securities and Exchange Commission; and

•	“QuarterNorth” or “QNE” refer to QuarterNorth Energy Inc., a Delaware corporation.

TALOS ENERGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

QuarterNorth Acquisition

On March 4, 2024, the Company completed the acquisition of QuarterNorth, a privately-held U.S. Gulf of America exploration and production company, for consideration consisting of (i) $1,247.4 million in cash and (ii) 24.3 million shares of Company’s common stock valued at $322.6 million (the “QuarterNorth Acquisition”). The cash portion of the purchase price was funded by (i) borrowings under the Talos Production bank credit facility (the “Bank Credit Facility”), (ii) the net proceeds from an underwritten equity offering, (iii) the net proceeds from a debt offering, and (iv) cash on hand.

Other Transaction Accounting Adjustments

The transaction accounting adjustments in the pro forma financial statement for the QuarterNorth Acquisition consists of those necessary to account for the transaction. Separately, on January 22, 2024, we issued 34.5 million shares of our common stock in an underwritten equity offering to partially fund the cash consideration in the QuarterNorth Acquisition (the “Equity Offering”). The adjustments related to the issuance of common stock are shown in a separate column as “Equity Financing.” Additionally, on February 7, 2024, Talos Production issued in an offering (the “Debt Offering”) $1,250.0 million in aggregate principal amount of second-priority senior secured notes, consisting of $625.0 million aggregate principal amount of 9.000% second-priority senior secured notes due 2029 (the “9.000% Notes”) and $625.0 million aggregate principal amount of 9.375% second-priority senior secured notes due 2031 (the “9.375% Notes” and, together with the 9.000% Notes, the “New Senior Notes”), in a private offering to eligible purchasers that was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The cash proceeds from the Debt Offering were used to partially fund the cash consideration in the QuarterNorth Acquisition and redeem the outstanding 12.00% Second-Priority Senior Secured Notes due 2026 and 11.75% Senior Secured Second Lien Notes due 2026. The adjustments related to the Debt Offering are shown in a separate column as “Debt Financing.”

Pro Forma Presentation

The following unaudited pro forma combined financial statement (which we refer to as the “pro forma financial statement”) has been prepared from the respective historical consolidated financial statements of Talos and QuarterNorth, adjusted to give effect to the QuarterNorth Acquisition and related financings consisting of borrowings under the Bank Credit Facility, proceeds from the Equity Offering and proceeds from the Debt Offering. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the historical consolidated statement of operations of Talos and QuarterNorth, giving effect to the QuarterNorth Acquisition and related financings as if the transactions had been consummated on January 1, 2024. The pro forma financial statement contains certain reclassification adjustments to conform the historical QuarterNorth financial statement presentation to Talos’s financial statement presentation.

The pro forma financial statement is presented to reflect the QuarterNorth Acquisition and related financings and does not represent what Talos’s results of operations would have been had the QuarterNorth Acquisition occurred on the date noted above, nor does it project results of operations of the combined company following the acquisition. The pro forma financial statement is intended to provide information about the continuing impact of the acquisition and related financings as if the transactions had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on Talos’s results of operations. In the opinion of management, all adjustments necessary to present fairly the pro forma financial statement have been made.

The pro forma financial statement has been developed from and should be read in conjunction with the separate historical consolidated financial statements and related notes thereto in Talos’s SEC filings.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2024

(In thousands, except per share amounts)

	Historical
	Talos	QNE	Reclass Adjustment (a)	Pro Forma Adjustments		Equity Financing		Debt Financing	Pro Forma Combined Talos
			(see Note 2)	(see Note 2)		(see Note 3)		(see Note 4)
Revenues:
Oil	$1,806,148	$112,230	$—	$—		$—		$—	$1,918,378
Natural gas	105,528	6,870	—	—		—		—	112,398
NGL	61,892	3,945	—	—		—		—	65,837
Turnkey revenue	—	10,989	(10,989)	—		—		—	—
Other revenue	—	4,224	(4,224)	—		—		—	—

Total revenues	1,973,568	138,258	(15,213)	—		—		—	2,096,613
Operating expenses:
Lease operating expense	566,041	25,840	(2,031)	—		—		—	589,850
Turnkey costs of goods sold	—	8,765	(8,765)	—		—		—	—
Production taxes	1,377	1	—	—		—		—	1,378
Depreciation, depletion and amortization	1,023,558	41,358	—	4,666	(c)	—		—	1,069,582
Accretion expense	117,604	3,064	—	—		—		—	120,668
General and administrative expense	201,517	51,337	2,454	—	(b)	—		—	255,308
Insurance expense	—	1,868	(1,868)	—		—		—	—
Other operating (income) expense	(109,454)	6,221	(5,220)	—		—		—	(108,453)

Total operating expenses	1,800,643	138,454	(15,430)	4,666		—		—	1,928,333

Operating income (loss)	172,925	(196)	217	(4,666)		—		—	168,280
Interest expense	(187,638)	(2,752)	1,280	(3,046	)(d)	—		11,909	(192,152)
								(11,905)
Price risk management activities expense	(1,458)	(19,121)	—	—		—		—	(20,579)
Equity method investment income	(10,289)	—	—	—		—		—	(10,289)
Other income (expense)	(44,930)	3,708	(1,497)	—		—		—	(42,719)

Net income (loss) before income taxes	(71,390)	(18,361)	—	(7,712)		—		4	(97,459)
Income tax benefit (expense)	(5,003)	16,006	—	1,619	(e)	—		(1)	12,621

Net income (loss)	$(76,393)	$(2,355)	$—	$(6,093)		$—		$3	$(84,838)

Net income (loss) per common share:
Basic	$(0.44)								$(0.47)
Diluted	$(0.44)								$(0.47)
Weighted average common shares outstanding:
Basic	175,605			4,191	(f)	1,980	(g)		181,776
Diluted	175,605			4,191	(f)	1,980	(g)		181,776

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statement.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

Note 1—Basis of Presentation

The Talos historical financial information has been derived from its Annual Report on Form 10-K for the year ended December 31, 2024. The QuarterNorth historical financial information has been derived from its unaudited financial statements from January 1, 2024 through March 3, 2024. Certain QuarterNorth historical amounts have been reclassified to conform to Talos’s financial statement presentation. The pro forma financial statement should be read in conjunction with Talos’s historical consolidated financial statements and the notes thereto. The pro forma statement of operations gives effect to the QuarterNorth Acquisition and related financings as if they had been completed on January 1, 2024.

The pro forma adjustments for the QuarterNorth Acquisition and the related financings are described in the accompanying notes to the pro forma financial statement. The transaction accounting adjustments in the pro forma financial statement for the QuarterNorth Acquisition consists of those necessary to account for the transaction. Separately, on January 22, 2024, we issued 34.5 million shares of our common stock in an underwritten equity offering to partially fund the cash consideration in the QuarterNorth Acquisition. The adjustments related to the issuance of common stock are shown in a separate column as “Equity Financing.” Additionally, on February 7, 2024, Talos Production issued $1,250.0 million in aggregate principal amount of second-priority senior secured notes in a private offering to eligible purchasers that was exempt from registration under the Securities Act. The adjustments related to the Debt Offering are shown in a separate column as “Debt Financing.”

In the opinion of Talos’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the pro forma financial statement. The pro forma financial statement does not purport to be indicative of the results of operations of the combined company that would have occurred if the QuarterNorth Acquisition and related financing had occurred on the date indicated, nor is it indicative of Talos’s future results of operations.

Note 2—QuarterNorth Transaction Accounting Adjustments

The following adjustments and assumptions were made in the preparation of the unaudited pro forma financial statement:

(a)	Reflects reclassifications to the QuarterNorth historical financial statements to conform to Talos’s financial statement presentation.

(b)

Reflects no pro forma adjustments since expenses are reflected in the historical period. Talos historical general and administrative (“G&A”) expense includes approximately $13.7 million of nonrecurring acquisition-related costs in connection with the QuarterNorth Acquisition. Furthermore, Talos recognized $17.4 million of contractual severance and other separation benefits in connection with the termination of certain executive officers and employees of QuarterNorth that occurred immediately or shortly after the consummation of the QuarterNorth Acquisition. The post-combination expense is reflected in Talos’s historical G&A expense. QuarterNorth historical G&A expense includes $20.0 million of stock-based compensation due to restricted stock awards that vested and accelerated as a result of the closing of the QuarterNorth Acquisition as well as $20.1 million of nonrecurring transaction costs associated with the QuarterNorth’s merger with Talos.

(c)

Reflects changes in depletion that would have been recorded with respect to the allocated fair values attributable to proved oil and natural gas properties acquired as a result of the application of the full cost method of accounting for oil and natural gas activities following the QuarterNorth Acquisition. The pro forma depletion rate was applied to production volumes for the Talos properties and QuarterNorth properties for the respective period. Depreciation, depletion and amortization increased by $4.7 million during the period.

(d)

Reflects an increase in interest expense assuming additional borrowings of $209.6 million under the Bank Credit Facility to fund a portion of the cash consideration. For the period from January 1, 2024 to March 3, 2024, pro forma interest expense was based on a weighted-average interest rate of 8.42%. The table below represents the effects of a one-eighth percentage point change in the interest rate on the pro forma interest associated with the additional borrowings (dollars in thousands):

Year Ended December 31, 2024
Weighted-average interest rate	8.42%
Interest expense	$3,046
Weighted-average interest rate—increase 0.125%	8.55%
Interest expense	$3,091
Weighted-average interest rate—decrease 0.125%	8.30%
Interest expense	$3,001

Additionally, Talos received a $650.0 million commitment under a bridge credit facility from a syndicate of lenders, including some lenders under our Bank Credit Facility. Talos historical interest expense includes $4.9 million of fees associated with this unused bridge loan.

(e)

Reflects the income tax effects of the transaction accounting adjustments presented using the statutory tax rate in effect during the period. Because the tax rate used for the unaudited pro forma condensed combined statement of operations is an estimate, the blended rate will vary from the actual effective rate in periods subsequent to completion of the QuarterNorth Acquisition.

(f)

Reflects the increase in weighted average common shares outstanding of Talos common stock resulting from the issuance of shares of Talos common stock to QuarterNorth stockholders to effect the QuarterNorth Acquisition.

(g)	Reflects the increase in weighted average common shares outstanding of Talos common stock resulting from the issuance of shares attributable to the January Equity Offering (defined below).

Note 3—Equity Financing

On January 22, 2024, we closed an underwritten public offering (the “January Equity Offering”) of 34,500,000 shares of our common stock, resulting in net proceeds to us of approximately $387.7 million, after deducting underwriting discounts and commissions and offering expenses. We used the net proceeds from the January Equity Offering to fund a portion of the cash consideration for the QuarterNorth Acquisition.

Note 4—Debt Financing

The issuance of the New Senior Notes on February 7, 2024, resulted in $1,250.0 million gross proceeds. The proceeds from the Debt Offering (i) funded a portion of the cash consideration for the QuarterNorth Acquisition, (ii) funded the redemption (the “Redemption”) of all of the outstanding 11.75% Senior Secured Second Lien Notes due 2026 (the “11.75% Notes”) and 12.00% Second-Priority Senior Secured Notes due 2026 (the “12.00% Notes”) (collectively, the “Senior Notes”), and (iii) paid premiums, fees and expenses related to the Redemption and the issuance of the New Senior Notes.

On February 7, 2024, the Company redeemed $638.5 million aggregate principal amount of the 12.00% Notes at 103.000% plus accrued and unpaid interest using the net proceeds from the Debt Offering. On February 7, 2024, the Company also redeemed $227.5 million aggregate principal amount of the 11.75% Notes at 102.938% plus accrued and unpaid interest using the proceeds from the issuance of the Debt Offering. Talos historical “Other income (expense)” includes a $60.3 million loss on extinguishment of debt in conjunction with the Redemption of the Senior Notes.

Talos historical interest expense includes $107.3 million associated with the New Senior Notes. The Talos combined pro forma statement of operations for the year ended December 31, 2024 reflects a $11.9 million decrease in interest expense associated with the Senior Notes and an increase of $11.9 million associated with the New Senior Notes.